Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
October 29, 2020
American Equity Reports Third Quarter 2020 Results
Company Highlights
•Third quarter 2020 net income available to common stockholders of $661.3 million or $7.17 per diluted common share including notable items
•Third quarter 2020 non-GAAP operating loss1 available to common stockholders of $(249.8) million or $(2.72) per diluted common share including notable items
•Third quarter 2020 non-GAAP operating income available to common shareholders of $91.1 million or $0.99 per diluted common share excluding notable items
•One notable item this quarter, the annual actuarial update, primarily reflective of changes in future expectations regarding low interest rates and option budgets
•Book value per share excluding accumulated other comprehensive income with and without net impact of accounting for fair value of derivatives and embedded derivatives of $35.97 and $33.39, respectively
•Third quarter 2020 annuity sales of $574 million
•Policyholder funds under management of $53.0 billion
•Third quarter 2020 investment spread of 2.44%
•Estimated risk-based capital ratio of 382% excluding approximately $300 million of excess cash at the holding company
•Share repurchase activity to begin following earnings release under the Board’s recent $500 million authorization

WEST DES MOINES, Iowa (October 29, 2020) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported third quarter 2020 net income available to common stockholders of $661.3 million, or $7.17 per diluted common share, compared to net income available to common stockholders of $37.4 million, or $0.41 per diluted common share, for third quarter 2019.
Non-GAAP operating loss1 available to common stockholders for the third quarter 2020 was $(249.8) million, or $(2.72) per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $233.4 million, or $2.54 per diluted common share, for third quarter 2019. On a trailing twelve-

month basis, non-GAAP operating return1 on average common stockholders' equity excluding average AOCI1 was 4.3% based on reported results and 15.1% excluding the impact of annual actuarial assumption updates in the third quarter of 2020.
Third quarter 2020 net income was positively affected by $663 million ($7.19 per diluted common share) due to updates to actuarial assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements, the liability for future policy benefits to be paid for lifetime income benefit riders, and the valuation of embedded derivatives while non-GAAP operating income was negatively affected by $341 million ($3.70 per diluted common share) from assumption updates. Net income for the third quarter of 2019 was negatively affected by $36 million ($0.40 per common diluted share) while non-GAAP operating income benefited by $124 million ($1.35 per diluted common share) from assumption updates.
The year-over-year decreases in quarterly non-GAAP operating income1 available to common stockholders and non-GAAP operating income1 per share available to common stockholders, excluding the effects from actuarial assumption updates, were primarily attributable to lower investment spread income and a greater increase in the liability for future policy benefits to be paid for lifetime income benefit riders, partially offset by a decline in deferred acquisition cost and deferred sales inducement amortization. Excluding the effects from assumption updates, actual versus modeled experience in the quarter negatively affected amortization of deferred acquisition and sales inducement costs and the increase in the liability for future policy benefits to be paid for lifetime income benefit riders by $10 million and $5 million, respectively.
INVESTMENT SPREAD INCREASES SEQUENTIALLY ON LOWER COST OF MONEY
American Equity’s investment spread was 2.44% for the third quarter of 2020 compared to 2.39% for the second quarter of 2020 and 2.75% for the third quarter of 2019. On a sequential basis, the average yield on invested assets decreased by 2 basis points while the cost of money fell by 7 basis points.
Average yield on invested assets was 4.10% in the third quarter of 2020 compared to 4.12% in the second quarter of 2020. The decrease in investment yield was primarily driven by the decline in short term yields on floating rate instruments in the investment portfolio and retention of a higher level of liquidity in the investment portfolios of the life insurance companies offset by an increase in prepayment income and improved results from mark-to-market investment partnerships. The average yield on invested assets excluding non-trendable items was 4.00% in the third quarter of 2020 compared to 4.17% in the second quarter of 2020. In our analysis of trendable yield for the second quarter, we have excluded the reduction in effective yield resulting from the mark to market investment partnership losses in addition to prepayment income.
The aggregate cost of money for annuity liabilities of 1.66% in the third quarter of 2020 was down 7 basis points from 1.73% in the second quarter of 2020. The cost of money in the third quarter was positively affected by 3 basis points from over-hedging of index-linked credits compared to 1 basis point of hedge loss in the second quarter.
POLICYHOLDER FUNDS UNDER MANAGEMENT RELATIVELY FLAT ON $574 MILLION OF SALES
Policyholder funds under management at September 30, 2020 were $53.0 billion, a $106 million, or 0.2% decrease from June 30, 2020. Third quarter gross and net sales were $574 million and $568 million, respectively, representing decreases of 56% and 53% from third quarter 2019 sales. On a sequential basis, both gross and net sales increased 3%. Compared to the second quarter of 2020, gross sales at American Equity Life decreased 8% while Eagle Life sales rose 75%.
Commenting on sales, Anant Bhalla, Chief Executive Officer, said: "Gross sales of $574 million is a 3% increase compared to the second quarter of 2020 driven by increased multi-year fixed rate annuity sales at Eagle Life. In the quarter, we refreshed the IncomeShield product and it is very competitive, especially backed by our differentiated asset strategies including those accessible to us through our partnership with Brookfield Asset Management. In September, we introduced a new single premium deferred annuity series at Eagle Life, the Eagle Guarantee Focus. We have 3- and 5- year products that are top-3 for crediting rates in the marketplace. At American Equity Life, we introduced a similar product line, the GuaranteeShield series, a few weeks ago. Our 3-year product is #2 for crediting rates in the independent agent market, and we are already seeing strong application flow."
AMERICAN EQUITY BEGINS IMPLEMENTATION OF AEL 2.0
American Equity recently announced three important strategic partnerships as part of accelerating the implementation of the AEL 2.0 business plan. Each partnership leverages the unique skills of the partners and allows American Equity to use the power of its annuity funding origination capability to enter into unique, differentiated partnerships to unlock shareholder value. These include:
•A $100 million growth equity investment in Pretium, a leading alternative asset manager, enabling American Equity to secure unique access to sourcing and servicing of residential real estate assets over their life cycle
•A reinsurance and asset management joint venture with Varde Partners and Agam Capital Management by ceding a $5 billion in-force block (approximately 10% of in-force) to begin the transformation to a capital-light model while providing access to new markets, specifically the global life and annuity reinsurance and third-party insurance asset management businesses
•A strategic partnership with Brookfield Asset Management to expedite American Equity's transformation to the fee-based capital-light model envisioned in the AEL 2.0 strategy which will include: reinsurance of $5 billion of existing liabilities and up to an incremental $5 billion of new sales; access to Brookfield investments in targeted asset classes; and a cornerstone investment by Brookfield in which it will acquire up to a 19.9% ownership interest in American Equity subject to a five-year standstill agreement
A video outlining the AEL 2.0 strategy and the Brookfield partnership is available on the Investor Relations page of the Company’s website.
Speaking about the AEL 2.0 strategy, Bhalla stated: "Each of these commercially attractive partnerships, and the equity investment component of the Brookfield agreement announced last week, are the result of months of discussion and negotiation that commenced in the early spring of this year. They represent major progress on the Investment Management and Capital Structure pillars of our AEL 2.0 strategy by freeing up capital on our balance sheet and providing access to world-class asset management capabilities. These transactions are just the start of evolving AEL into a capital-light and higher sustained ROE company.”

As previously announced on October 18, the Company’s Board of Directors has approved a $500 million share repurchase authorization. Bhalla said, “The purpose of this share repurchase program is to both immediately offset dilution from the issuance of equity shares to Brookfield and to institute a regular cash return program for shareholders. We expect to start the buyback program immediately after today’s earnings announcement, with an additional accelerated share repurchase (ASR) program to launch following the closing of Brookfield’s first equity investment later in the fourth quarter.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2020 earnings on Friday, October 30, at 7:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 9156855 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on American Equity's website. An audio replay will also be available via telephone through November 6, 2020 at 855-859-2056, passcode 9156855 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned subsidiaries, is a leading issuer of fixed index annuities through independent agents, banks and broker-dealers. American Equity Investment Life Holding Company, a New York Stock Exchange listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Premiums and other considerations	$10,407	$5,152	$29,103	$14,688
Annuity product charges	62,277	63,647	185,264	177,313
Net investment income	543,331	590,412	1,660,353	1,719,418
Change in fair value of derivatives	205,011	(20,042)	(409,201)	440,472
Net realized gains (losses) on investments	(22,321)	4,328	(68,545)	(67)
Other than temporary impairment (OTTI) losses on investments:
Total OTTI losses	—	(101)	—	(1,099)
Portion of OTTI losses recognized from other comprehensive income	—	—	—	(215)
Net OTTI losses recognized in operations	—	(101)	—	(1,314)
Loss on extinguishment of debt	—	—	(2,024)	—
Total revenues	798,705	643,396	1,394,950	2,350,510

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	13,273	7,627	36,676	23,865
Interest sensitive and index product benefits	576,147	500,285	1,217,358	888,062
Amortization of deferred sales inducements	416,983	(55,769)	415,396	(2,675)
Change in fair value of embedded derivatives	(1,732,497)	212,278	(1,855,623)	1,306,163
Interest expense on notes payable	6,388	6,382	19,161	19,141
Interest expense on subordinated debentures	1,323	3,968	4,232	12,113
Amortization of deferred policy acquisition costs	622,596	(120,934)	623,409	(45,856)
Other operating costs and expenses	42,738	38,554	128,315	114,959
Total benefits and expenses	(53,049)	592,391	588,924	2,315,772
Income before income taxes	851,754	51,005	806,026	34,738
Income tax expense	184,554	13,645	143,308	8,798
Net income	667,200	37,360	662,718	25,940
Less: Preferred stock dividends	5,950	—	18,511	—
Net income available to common stockholders	$661,250	$37,360	$644,207	$25,940

Earnings per common share	$7.20	$0.41	$7.02	$0.28
Earnings per common share - assuming dilution	$7.17	$0.41	$7.00	$0.28

Weighted average common shares outstanding (in thousands):
Earnings per common share	91,861	91,252	91,770	91,081
Earnings per common share - assuming dilution	92,163	91,711	92,071	91,748

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income available to common stockholders, we have consistently utilized non-GAAP operating income (loss) available to common stockholders and non-GAAP operating income (loss) available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income (loss) available to common stockholders equals net income available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income (loss) available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income (loss) available to common stockholders together with net income available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income Available to Common Stockholders to Non-GAAP Operating Income (Loss) Available to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income available to common stockholders	$661,250	$37,360	$644,207	$25,940
Adjustments to arrive at non-GAAP operating income (loss) available to common stockholders: (a)
Net realized gains/losses on financial assets, including credit losses	15,145	(3,175)	49,986	(245)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(1,176,909)	250,186	(873,773)	500,998
Change in fair value of derivatives - interest rate caps and swap	—	(76)	(848)	1,414
Income taxes	250,701	(50,940)	177,804	(105,759)
Non-GAAP operating income (loss) available to common stockholders	$(249,813)	$233,355	$(2,624)	$422,348

Per common share - assuming dilution:
Net income available to common stockholders	$7.17	$0.41	$7.00	$0.28
Adjustments to arrive at non-GAAP operating income (loss) available to common stockholders:
Anti-dilutive effect of operating loss	0.01	—	—	—
Net realized gains/losses on financial assets, including credit losses	0.16	(0.04)	0.54	—
Change in fair value of derivatives and embedded derivatives - fixed index annuities	(12.77)	2.73	(9.49)	5.46
Change in fair value of derivatives - interest rate caps and swap	—	—	(0.01)	0.01
Income taxes	2.71	(0.56)	1.93	(1.15)
Non-GAAP operating income (loss) available to common stockholders	$(2.72)	$2.54	$(0.03)	$4.60
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income (loss) available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements and deferred policy acquisition costs where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity and non-GAAP operating return on average common stockholders' equity are calculated by dividing net income available to common stockholders and non-GAAP operating income available to common stockholders, respectively, for the trailing twelve months by average total stockholders' equity excluding average equity available to preferred stockholders and average accumulated other comprehensive income (AOCI).  We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
September 30, 2020
Average Common Stockholders' Equity Excluding Average AOCI
Average total stockholders' equity	$5,122,725
Average equity available to preferred stockholders	(350,000)
Average AOCI	(1,875,770)
Average common stockholders' equity excluding average AOCI	$2,896,955

Net income available to common stockholders	$864,357
Non-GAAP operating income available to common stockholders	$123,211

Return on Average Common Stockholders' Equity Excluding Average AOCI
Net income available to common stockholders	29.84%
Non-GAAP operating income available to common stockholders	4.25%